Filed pursuant to Rule 433 Registration Number 333-140945-03 May 30, 2007

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES WITH A FILE NUMBER OF 333-140945. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

This summary highlights selected information from the prospectus supplement and does not contain all of the information necessary to make your investment decision. Please read the entire prospectus supplement and the accompanying prospectus carefully for additional information about the offered certificates.

A. Mortgage-Backed Pass-Through Certificates, Series 2007-2

			Initial Certificate Ratings
Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	DBRS Rating	Moody’s Rating	S&P Rating	Designation
Offered Certificates

Senior Certificates
A-1-A	$232,240,000	5.9646%(1)	AAA	Aaa	AAA	Super Senior
A-1-B	$15,740,000	6.0280%(1)	AAA	Aa1	AAA	Senior Support
A-2-A	$116,968,000	Variable(2)	AAA	Aaa	AAA	Super Senior
A-2-B	$7,930,000	5.9102%(1)	AAA	Aa1	AAA	Senior Support
A-3-A	$22,550,000	Variable(3)	AAA	Aaa	AAA	Super Senior
A-3-B	$1,525,000	6.0426%(1)	AAA	Aa1	AAA	Senior Support
A-4-A	$23,500,000	6.1832%(4)	AAA(16)	Aaa(16)	AAA(16)	Senior
A-4-B	$59,910,000	Variable(5)	AAA(16)	Aaa(16)	AAA(16)	Senior
A-5	$29,794,000	6.3324%(6)	AAA(16)	Aaa(16)	AAA(16)	Senior
A-6-A	$84,833,000	6.0145%(7)	AAA	Aaa	AAA	Super Senior/Lockout
A-6-B	$12,340,000	6.1533%(8)	AAA	Aaa	AAA	Senior Support/Lockout
R	$100	0.0000%	AAA	NR	AAA	Senior/Residual

Class M Certificates
M-1	$15,240,000	Variable(9)	AA	Aa2	AA	Subordinate
M-2	$10,380,000	Variable(10)	A(high)	A2	A+	Subordinate
M-3	$4,214,000	Variable(11)	A(low)	Baa2	A-	Subordinate
M-4	$2,270,000	Variable(12)	BBB(high)	Baa3	BBB+	Subordinate
M-5	$3,240,000	Variable(13)	BBB(low)	Ba1	BBB-	Subordinate
Total Offered Certificates: $642,674,100

Non-Offered Certificates
PO-1	$3,500,000(14)	-	BBB(low)	NR	NR	Subordinate/Principal Only
PO-2	$2,000,000(14)	-	NR	NR	NR	Subordinate/Principal Only
X	Notional(15)	-	NR	NR	NR	Subordinate/Excess Interest/ Prepayment Premiums

(1)	Subject to a rate cap equal to the Net Funds Cap, as set forth under “Description of the Certificates—Glossary of Terms.”

(2)
The initial pass-through rate on these certificates is approximately 5.5000% per annum.  On each distribution date, the per annum pass-through rate on the Class A-2-A Certificates will be equal to the least of (i) LIBOR plus 0.1800%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(3)
The initial pass-through rate on these certificates is approximately 5.6200% per annum.  On each distribution date, the per annum pass-through rate on the Class A-3-A certificates will be equal to the least of (i) LIBOR plus 0.3000%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(4)
Approximate pass-through rate applicable to the first distribution date. On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass through rate on the Class A-4-A Certificates will be equal to the lesser of (i) 6.1832% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass-through rate on these certificates will be equal to the lesser of (i) 6.6832% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(5)
The initial pass-through rate on these certificates is approximately 5.7400% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass-through rate on the Class A-4-B certificates will be equal to the least of (i) LIBOR plus 0.4200%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass-through rate on these certificates will be equal to the least of (i) LIBOR plus 0.8400%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(6)
Approximate pass-through rate applicable to the first distribution date. On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass through rate on the Class A-5 Certificates will be equal to the lesser of (i) 6.3324% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass through rate on these certificates will be equal to the lesser of (i) 6.8324% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(7)
Approximate pass-through rate applicable to the first distribution date. On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass through rate on the Class A-6-A Certificates will be equal to the lesser of (i) 6.0145% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass through rate on these certificates will be equal to the lesser of (i) 6.5145% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(8)
Approximate pass-through rate applicable to the first distribution date. On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass through rate on the Class A-6-B Certificates will be equal to the lesser of (i) 6.1533% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass through rate on these certificates will be equal to the lesser of (i) 6.6533% and (ii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(9)
The initial pass-through rate on these certificates is approximately 5.8700% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass-through rate on the Class M-1 certificates will be equal to the least of (i) LIBOR plus 0.5500%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass-through rate on these certificates will be equal to the least of (i) LIBOR plus 0.8250%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(10)
The initial pass-through rate on these certificates is approximately 6.5700% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass-through rate on the Class M-2 Certificates will be equal to the least of (i) LIBOR plus 1.2500%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass-through rate on these certificates will be equal to the least of (i) LIBOR plus 1.7500%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(11)
The initial pass-through rate on these certificates is approximately 6.8200% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass-through rate on the Class M-3 Certificates will be equal to the least of (i) LIBOR plus 1.5000%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass-through rate on these certificates will be equal to the least of (i) LIBOR plus 2.0000%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(12)
The initial pass-through rate on these certificates is approximately 6.8200% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass-through rate on the Class M-4 Certificates will be equal to the least of (i) LIBOR plus 1.5000%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass-through rate on these certificates will be equal to the least of (i) LIBOR plus 2.0000%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(13)
The initial pass-through rate on these certificates is approximately 7.3200% per annum.  On each distribution date after the first distribution date and on or prior to the first possible optional termination date, the per annum pass-through rate on the Class M-5 Certificates will be equal to the least of (i) LIBOR plus 2.0000%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.” After the first possible optional termination date, the per annum pass-through rate on these certificates will be equal to the least of (i) LIBOR plus 2.5000%, (ii) 11.00% and (iii) the Net Funds Cap, as defined in the prospectus supplement under “Description of the Certificates—Glossary of Terms.”

(14)	The Class PO-1 and Class PO-2 Certificates are principal-only certificates and will not accrue any interest.

(15)
The Class X Certificates will be entitled to receive certain excess cashflow and all prepayment premiums from the mortgage loans. The initial Class X notional amount will be approximately $648,509,965.

(16)	The ratings on the Class A-4-A, Class A-4-B and Class A-5 Certificates are without regard to the policy.

The offered certificates, other than the Class R Certificates, will be book-entry certificates. The Class R Certificates will be physical certificates. The initial class principal balances of the certificates are subject to a variance of no more than plus or minus 5% prior to their issuance.

			Offered Certificates
Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations

Senior Certificates
A-1-A	CM	24 Day	30/360	July 2037	April 2009	$25,000	$1
A-1-B	CM	24 Day	30/360	July 2037	April 2009	$25,000	$1
A-2-A	DD	0 Day	Actual/360	July 2037	September 2010	$25,000	$1
A-2-B	CM	24 Day	30/360	July 2037	September 2010	$25,000	$1
A-3-A	DD	0 Day	Actual/360	July 2037	February 2011	$25,000	$1
A-3-B	CM	24 Day	30/360	July 2037	February 2011	$25,000	$1
A-4-A	CM	24 Day	30/360	July 2037	May 2015	$25,000	$1
A-4-B	DD	0 Day	Actual/360	July 2037	May 2015	$25,000	$1
A-5	CM	24 Day	30/360	July 2037	May 2015	$25,000	$1
A-6-A	CM	24 Day	30/360	July 2037	May 2015	$25,000	$1
A-6-B	CM	24 Day	30/360	July 2037	May 2015	$25,000	$1
R	CM	N/A	N/A	July 2037	June 2007	20%	20%

Class M Certificates
M-1	DD	0 Day	Actual/360	July 2037	May 2015	$25,000	$1
M-2	DD	0 Day	Actual/360	July 2037	May 2015	$25,000	$1
M-3	DD	0 Day	Actual/360	July 2037	April 2015	$25,000	$1
M-4	DD	0 Day	Actual/360	July 2037	March 2014	$25,000	$1
M-5	DD	0 Day	Actual/360	July 2037	June 2013	$25,000	$1
Non-Offered Certificates
PO-1	DD	N/A	N/A	July 2037	February 2008	10%	1%
PO-2	DD	N/A	N/A	July 2037	February 2008	10%	1%
X	CM	N/A	N/A	July 2037	May 2015	10%	1%
__________________________________

(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period from and including the distribution date immediately preceding the related distribution date (or, in the case of the first distribution date, the closing date) to and including the day immediately preceding the related distribution date.

(3)
Calculated as described in the prospectus supplement under “Description of the Certificates—Final Scheduled Distribution Date.” The actual final distribution date for any class of certificates could be substantially earlier.

(4)
The expected final distribution date is based upon (i) 100% of the prepayment assumption, (ii) the modeling assumptions used in the prospectus supplement, as described under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and (iii) assuming the option to purchase the mortgage loans is exercised by the servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Termination; Auction Sale.” The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to the initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.